Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement of MamaMancini’s Holdings, Inc. (the “Company”) on Form S-1 to be filed on February 11, 2021, of our report dated April 23, 2020 with respect to our audits of the financial statements of MamaMancini’s Holdings, Inc. as of January 31, 2020 and 2019, and for the years then ended, which report was included in the Annual Report on Form 10-K filed on April 23, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.
Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey
February 18, 2021